EXHIBIT 21.1

     SUBSIDIARIES OF THE REGISTRANT

1. Starnet USA, Inc., a corporation organized under the Washington Business Corporation Act.

2. Starnet Communications Canada Inc. a corporation organized under the Company Act of the Province of British Columbia.

3. Softec Systems Caribbean Inc., a corporation organized under the laws of the Country of Antigua.

4. World Gaming Systems Inc., a corporation organized under the laws of the Country of Antigua.

5. EFS U.S.A. Inc., a corporation organized under the laws of the state of Nevada, USA.

6. EFS Caribbean Inc., a corporation organized under the laws of the Country of Antigua.